Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2007 Stock Equity Plan, as amended and restated, and the 2010 Employee Stock Purchase Plan of Harris Stratex Networks, Inc., of our reports dated September 3, 2009 with respect to the consolidated financial statements and schedule of Harris Stratex Networks Inc. included in its Annual Report (Form 10-K) for the year ended July 3, 2009, and the effectiveness of internal control over financial reporting of Harris Stratex Networks Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Raleigh, North Carolina
December 7, 2009